Exhibit 99.1

January 17, 2006

News Release

Source: EnXnet, Inc.

EnXnet, Inc. Joins Forces With Interactive Affinities, Inc.

  EnXnet Receives a 7% Equity Interest In Interactive Affinities, Inc.

TULSA, Okla.--(BUSINESS WIRE)--Jan. 17, 2006-- EnXnet, Inc. (OTCBB: EXNT - News; German WKN# A0HMDW) announced today that it has entered into a strategic relationship with Interactive Affinities, Inc. and received a 7% equity interest the company.

Interactive Affinities, which was founded in 2003 and located in North Richland Hills, Texas, is emerging as a leading marketer of gift cards and other stored value media. Under the terms of the acquisition agreement, EXNT was granted 72,000 shares of Interactive Affinities, Inc. common stock, which is equal to a 7% equity interest in the company. The shares of stock, which are subject to certain provisions and restrictions, were provided to EXNT as consideration for the previously announced Marketing and Royalty Agreement entered into between the two companies. Interactive Affinities will market a distinctively designed interactive, multi-media gift card, under the trade name, SurfCard™ which will be manufactured by EXNT, incorporating the Company's proprietary ThinDisc(c) technology. Interactive Affinities will target a variety of commercial customers, including the "closed-loop" market, where the SurfCard™ will be able to be redeemed at virtually all merchants that accept major credit cards.

Ryan Corley, President of EnXnet, Inc. commented, "We are extremely pleased to partner with Interactive Affinities, as we continue to consolidate our position and capitalize on opportunities as the industry's leading provider of specialized stored value gift card products and technologies."

As indicated by the more than $18 billion spent on gifts using stored value cards during several weeks preceding the 2005 holiday season and the 40% growth exhibited during the entire year 2005, stored value cards and similar varieties of media are a major force in the market impacting merchants and consumers alike. The use of stored value cards is projected to increase to more than $250 billion in the U.S. by 2008.

About EnXnet, Inc.

EnXnet, Inc. has concentrated on identifying and developing new technologies with significant potential for making positive impacts in the multimedia environment. The Company is currently launching the commercialization of its advanced product line. EnXnet's distinctive product portfolio consists of new methods of deterring theft, improving listening and viewing experiences, and presenting information in useful interactive formats. These technologies and related products, while at the leading edge in their respective applications, provide affordable and useful solutions.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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Contact:
EnXnet, Inc., Tulsa
Ryan Corley, 918-592-0015
Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com
or
For Investor Relations:
Blue-Sky Solutions, LLC
Stephanie Soleas, 877-4-BLUE-IR
exnt@blueskyir.com